Exhibit 10.10.2

EXECUTIVE EMPLOYMENT

AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 1, 2022, is between Gatos Silver Canada Corp., a British Columbia corporation (the “Company”) wholly owned by Gatos Silver, Inc., a Delaware corporation (the “Parent Company”), (together the “Companies”) and Dale Andres (the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS:

A.

The Executive entered into an employment agreement with Minera Luz del Sol, S de R.L. de C.V. (“MLS”), a Mexican corporation wholly owned by the Parent Company dated as of June 1, 2021 (the “Start Date”). The Executive served as the Chief Executive Officer of MLS and President of the Parent Company.

B.	On April 7, 2022, the Executive was promoted to Chief Executive Officer of the Parent Company.
C.	The Parent Company’s headquarters were moved to Vancouver, BC, and effective as of August 1, 2022 the Executive has been employed by the Company.
D.

The Company entered into an Intercompany Management and Administrative Services Agreement with the Parent Company effective as of October 1, 2022 pursuant to which the Company provides executive and management services to the Parent Company including, inter alia, strategic, financial, corporate advisory, transactional, and strategic operational services (the “Services”).

E.

The Executive and the Company wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive's employment with the Company including the Executive’s support for provision by the Company of the Services.

F.

The Executive is a current employee of the Company and agrees to enter this Executive Employment Agreement on the terms and conditions set out herein and in consideration of $10.00, which has been provided to the Executive.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Parties agree as follows:

AGREEMENT

1.	Employment and Term

The Company agrees to, and does hereby, employ the Executive, and the Executive agrees to, and does hereby accept, such employment, upon the terms and subject to the conditions set forth in this Agreement. and will continue until terminated as provided herein (the “Term”). The Company expressly recognizes that the Executive’s Start Date will be recognized for all purposes, including vacation and severance.

2.	Position and Duties
a)

The Company shall employ the Executive as Chief Executive Officer based in Vancouver, BC reporting to the Parent Company’s Board of Directors. . The Executive shall perform the duties and have the responsibilities customarily associated with the Chief Executive Officer position and which shall include, without limitation, the following:

•	Develop high quality business strategies and plans ensuring their alignment with short-term and long-term growth and revenue objectives of the Companies;
•	Lead and motivate the staff and all employees of the Companies, to advance employee engagement and develop a high performing managerial team;
•	Oversee all operations and business activities of the Companies to ensure they produce the desired results and are consistent with the overall strategy and mission of the Companies;
•	Make high-quality investing decisions to advance the business and increase profits of the Companies;
•	Enforce adherence to legal guidelines and in-house policies to maintain the Companies’ legality and business ethics;
•	Review financial and non-financial reports to devise solutions or improvements;
•	Build trust relations with key partners and stakeholders and act as a point of contact for shareholders;
•	Analyze problematic situations and occurrences and provide guidance, strategy and solutions to advance Companies’ overall interests and growth;
•	Maintain a deep knowledge of the markets and industry of the Companies;
•	Travel domestically or internationally as necessary to fulfill Executive's duties, including to the Cerro Los Gatos Mine and the offices in Chihuahua, Mexico; and
•	Act as an officer and director of the Parent Company and as an officer or director of the Companies’ affiliates as necessary.
b)	The Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its affiliates.
c)

The Executive acknowledges and agrees that (i) the Executive owes the Company and the Parent Company a duty of loyalty as a fiduciary of the Company and the Parent Company, and (ii) the obligations described in this Agreement are in addition to, and not in lieu of, the obligations the Executive owes the Company and the Parent Company under the common or applicable law.

3.	Base Salary, Bonus, Equity/Options, and Benefits
a)

Base Salary. The Executive's base salary shall be US$650,000.00 per annum (“Base Salary”) as adjusted on a periodic basis at the discretion of the Parent Company’s Board of Directors based on the recommendation of its Compensation & Nominating Committee (the “CNC”). The Executive’s Base Salary shall be converted into Canadian Dollars based on the average daily exchange rate posted by the Bank of Canada (the “Exchange Rate”). The Executive’s Base Salary shall paid be in regular installments in accordance with the Company's general payroll practices using an estimated Exchange Rate reasonably determined by the Company, with such payments being trued-up no less than semi-annually based on the actual Exchange Rate over the applicable period. Any difference, positive or negative shall be applied to the following payroll payment.

b)

Annual Bonus. During the Term, provided that the Executive is employed by the Company on December 31st of the applicable year, the Executive will be eligible to participate in a bonus plan pursuant to which he will be entitled to receive an annual target bonus in the amount of one hundred percent (100%) of his Base Salary for the applicable year, pro-rated for any partial year (the “Target Bonus”), upon achievement by the Executive and the Parent Company of certain targets as determined solely in the discretion of the Parent Company's Board of Directors (the “Annual Bonus”). The Annual Bonus, if any, will depend on the actual performance of the Parent Company and the Executive as determined by the Board. In all events the Annual Bonus, if earned, will be paid no later than March 15th following the applicable year for which it is earned. Any Annual Bonus shall be paid in Canadian Dollars at the Exchange Rate prevailing at the time of payment.

c)

Equity Awards. During the Term, provided that the Executive is employed by the Company on the date of the grant, the Executive will be eligible to participate in an annual equity award program, as may be determined solely in the discretion of the Board. The equity awards will be subject to the adjustment provisions set forth in the Parent Company’s Long Term Incentive Plan, as it may be amended from time to time, and the corresponding Equity Award Agreement (together, the “LTIP”). The Executive may receive such equity awards in the future in the sole discretion of the Board and are expected to be granted in the form of stock options, Performance Share Units (“PSUs”), or Restricted Share Units (“RSUs”). In the event the Executive’s employment with the Company ceases, or there is a Change in Control, then any options, PSUs and RSUs will be subject to customary exercise restrictions, vesting acceleration, and/or forfeiture as set out in the LTIP. In no event will the Executive have any right to damages for loss of equity awards after the Termination Date and no severance allowance or termination settlement of any kind in respect of the Executive will include or reflect any claim for such loss of right, and the Executive will not have any right to assert, claim, seek or obtain any judgement or award which includes or reflects any right or claim for such loss of right, except as may be required by applicable employment standards legislation.

d)

Staking Equity Awards. The Parent Company is currently in an extended blackout period and was not able to in 2022 and cannot currently issue any equity awards; however, upon lifting of the current blackout period, which is expected (but not guaranteed) to be lifted in Q2 2023, the Board will grant the Executive a “staking” equity incentive in the form of both stock options and RSUs as defined below which, for greater certainty, are in addition to equity awards previously granted to the Executive (the “Staking Equity Incentive”). The Board has approved a Staking Equity Incentive award of 700,000 total option-equivalent units (representing approximately 1.013% of the current issued and outstanding shares of the Parent Company). The award will be based on a ratio of 75% options/25% RSUs, subject to a potential adjustment based on the Parent Company’s share price at the time of the grant, determined at the discretion of the Board. The conversion from stock options to RSUs will count one (1) RSU unit as equivalent to two (2) option units (e.g., 700,000 option-equivalent units granted as 75% options and 25% RSUs would be 525,000 options and 87,500 RSUs). The exercise price per share of the options will be the Fair Market Value (as defined under the LTIP) of the Common Stock of the Company on the date of grant, which date will be determined by the Board at the time the extended blackout period ends. The Executive’s options will vest in three equal tranches, the first of which will vest on the first anniversary of the Executive’s employment with the Company and annually thereafter, subject to the Executive’s continued employment with the Company on each vesting date. RSUs will cliff vest on the third anniversary of the Executive’s employment provided the Executive continues to be employed by the Company at such time. For clarity, the Staking l Equity Incentive is inclusive of a grant under the annual equity award program for 2022, so the next award for which the Executive will be eligible would be in respect of the 2023 award program. If there is a Change-in-Control (defined below) prior to the blackout period ending, a lump sum cash payment will be made equal to the sum of (i) the greater of $0 and 525,000 times the change-in-control price per share less 525,000 times $3.26 and (ii) 87,500 times the change-in-control price.

e)

Employee Benefits. During the Term, the Executive shall be entitled to participate in the Company's various employee benefit plans that are, from time to time, made generally available to the Company's executives, as such plans are established and pursuant to the terms and conditions of such plans. These plans include group health, vision and dental plan; short-term and long-term disability plan; life insurance plans and a retirement allowance.

f)

Vacation. The Executive shall be entitled to five (5) weeks paid vacation per calendar year, pro-rated for any partial year of employment, in accordance with the Company's vacation time policy, in addition to national or provincial statutory holidays.

g)

Expense Reimbursement. The Executive shall receive reimbursement for direct and reasonable out-of-pocket expenses, incurred by the Executive in connection with the performance of the Executive’s duties hereunder, according to the policies of the Company. All requests for reimbursement of business-related expenses shall be subject to the Company's travel policy and requirements with respect to reporting and documentation of expenses.

4.	Compensation Upon Termination, Resignation, Disability or Death
a)

Termination without Cause. If the Executive's employment is terminated by the Company without Cause except in the case of a Change of Control as contemplated in Section 7, the Company shall (i) pay the Executive any accrued but unpaid Base Salary up to the Termination Date; (ii) contribute to the Executive’s Company pension plan in accordance with existing arrangements, any accrued but uncontributed pension plan contributions up to the Termination Date (iii) pay to the Executive accrued but unused vacation in accordance with Company policy; and (iv) reimburse the Executive for all business expenses that were incurred and not reimbursed but eligible for reimbursement, all determined as of the Termination Date (as defined below) (collectively, the “Accrued Obligations”). In addition, subject to Section 18, the Company will pay the Executive (i) an amount equal to twenty-four (24) months of the Base Salary at the rate in effect on the Termination Date plus the minimum amount that would have been contributed by the Company pursuant to the Company’s pension plans available to the Executive, paid within sixty (60) calendar days of Termination Date, and (ii) an amount equal to twenty-four (24) months of the Target Bonus, payable in a lump sum within sixty (60) calendar days of the Termination Date. Provided the Executive timely elects continuation of benefit coverage, the Company shall also pay, on the Executive's behalf, the portion of monthly premiums for the Executive's benefits that the Company paid prior to the Termination Date, during the twelve (12) month period following the Termination Date, subject to the Executive's continued eligibility for coverage; provided that the Executive will continue to be required to pay that portion of the premium for the Executive's coverage that the Executive was required to pay as an active employee immediately prior to the Termination Date; and notwithstanding the foregoing, if such benefit coverage is not available under the benefit plan, the parties agree to negotiate in good faith a mutually agreeable alternative arrangement (together, the Ongoing Benefits”) Should the Executive not provide the Release referred to in Section 19, the Executive will be paid only the Accrued Obligations and the Executive’s statutory severance under the BC Employment Standards Act.

b)

Resignation for Good Reason. If the Executive resigns for Good Reason except in the case of a Change of Control as contemplated in Section 7, the Company shall pay the Executive the same sums and in the same manner to which the Executive would be entitled if he had been terminated by the Company without Cause, as set forth in subsection (a) above. The Executive shall provide 30 days' prior written notice to the Company of the Executive’s decision to resign for Good Reason. Should the Executive not provide the Release referred to in Section 19, the Executive will be paid only the Accrued Obligations and the Executive’s statutory severance under the BC Employment Standards Act.

c)

Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive the Accrued Obligations within sixty (60) calendar days of Termination Date.

d)

Resignation without Good Reason. The Executive shall provide 60 days' prior written notice to the Company of the Executive’s decision to resign without Good Reason. If the Executive resigns without Good Reason, the Company shall pay the Executive the Accrued Obligations within sixty (60) calendar days of Termination Date.

e)

Disability. Subject to any provincial, federal or other federal law or regulation governing employees with disabilities, the Company may terminate the Executive's employment upon the Disability of the Executive. In the event the Executive is terminated under this Section, the Company shall pay the Executive the same sums and in the same manner same amount to which the Executive would be entitled if the Executive had been terminated by the Company without Cause, as set forth in subsection (a) above, within sixty (60) calendar days of Termination Date.

f)

Death. If the Executive's employment is terminated due to the Executive's death, the Company shall pay the Executive's estate the Accrued Obligations and the Pro-Rated Annual Bonus within thirty (30) days of the Executive’s death. The “Pro-Rated Annual Bonus” is an amount calculated based on the portion of the year the Executive was employed with the Company up to the Termination Date, multiplied by the Executive’s Target Bonus.

g)	For purposes of this Agreement:
(i)	“Cause” means any activity considered at common law to constitute just cause.
(ii)

“Good Reason” means: (a) a material change (other than a change for promotion) in the Executive’s positions, duties, responsibilities, titles or offices with the Company or Parent Company; (b) a material diminution in the Executive's Base Salary; or (c) a change in the geographic location of the Executive's principal business office to a location more than one hundred (100) kilometers from the 'the principal business office as of the Start Date where the Executive is required to report to such new location on a regular basis. The foregoing shall constitute Good Reason only if (i) the Executive provides written notice to the Company or Parent Company as the case may be of any event(s) alleged to constitute Good Reason within ninety (90) calendar days of the initial occurrence of the event, with such notice providing a detailed description of the circumstances constituting Good Reason (a “Good Reason Notice”), (ii) any such reduction, change, or breach is not remedied or cured within fifteen (15) calendar days after the Company's receipt of a written Good Reason Notice from the Executive (the “Cure Period”) and (iii) the Executive actually terminates employment within thirty (30) calendar days following the expiration of the Cure Period.

(iii)

“Disability” shall mean that the Executive is disabled within the meaning of the Company's group long-term disability insurance policy. If no long-term disability insurance is in place, then Disability shall mean that the Executive, due to illness, accident, or other physical or mental incapacity, has been substantially unable to perform the Executive’s duties under the Agreement for a period of at least six (6) consecutive months during the Term as established by the written opinion of a licensed independent physician selected by the Company.

(iv)

“Termination Date” means the last date of active employment and does not include any period of statutory, contractual, or reasonable notice at common law or any period of deemed employment or salary continuation.

h)

Deemed Resignation. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive's employment, any termination of the Executive's employment shall constitute an automatic resignation of the Executive as an officer of the Companies and each affiliate of the Companies, and an automatic resignation of the Executive from the board of directors or similar governing body of the Company or any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company's or such affiliate's designee or other representative.

5.	Confidentiality, Non-Solicitation and Non-Compete Undertaking
a)

For purposes of this Agreement, “Confidential Information” means (i) communications, data, formulae and related concepts, business plans (both current and under development), profit and loss statements, spreadsheets, contact or distribution lists, non-public personnel lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, trading, investments, sales activities, promotions, credit and financial data, financing methods, research, technical information, reserve and resource information, plans or the business and affairs of the Companies; (ii) any other information which is to be treated as confidential or non-public because of any duty of confidentiality owed by the Companies to a third party; and (iii) any other information which the Companies shall, in the ordinary course, use and not release externally, except subject to restrictions on use and disclosure. Notwithstanding the foregoing, Confidential Information does not include information that (A) is or becomes generally publicly available other than as a result, directly or indirectly, of the Executive's disclosure or (B) is or becomes available to the Executive on a nonconfidential basis from a source other than through the Companies or their representatives, provided that such source is not bound by a confidentiality agreement with the Companies or otherwise prohibited from transmitting the information to the Executive by a contractual or legal obligation.

b)

The Executive acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Companies. The Executive agrees (i) not to use or allow or help another person to use or access (whether for compensation or not) any Confidential Information; and (ii) not to reproduce or take any Companies’ material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof even if created, written or drafted by the Executive from the Companies’ offices at any time during or after the Executive's employment by the Company, except as required in the execution of the Executive's duties to the Company and then conditioned upon the prompt return of all originals and reproductions thereof (in whatever form).

c)

During the term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the prior written consent of the Company solicit or induce any employee of or consultant or service provider to the Companies (each, a “Service Provider”) to leave the employ of or cease performing services for the Company, or engage in any plan or coordinate with any Service Provider to leave the employ of or cease performing services for the Company, or hire, participate with or attempt to participate with in any venture for any purpose any Service Provider or any Service Provider who has left the employment of or ceased to perform services for the Companies within one year of the termination of such Service Provider's services for the Companies.

d)

For a period of twelve (12) months from the Termination Date from the Company or Parent Company as the case may be, not to work or share Executive's knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding directly or indirectly more than 5% of outstanding equity in the company), volunteer, intern for any other business entity engaged in silver mining and extraction in Mexico, without the prior written consent of the Board of Directors of the Company or the Parent Company (the “Non-Compete Undertaking”). The Non-Compete Undertaking shall only apply geographically to any company involved in silver exploration, development or operations with assets in Mexico, regardless of the location of the company’s offices or headquarters. If the Executive’s employment is terminated pursuant to provisions of Section 7 (Change in Control) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Section, the Executive agrees for the Non-Competition Undertaking to be extended from twelve (12) to twenty-four (24) months.

e)

The Executive acknowledges that any breach of the Executive’s obligations under this Section 5 cannot be adequately compensated by damages in an action at law and may cause the Company or Parent Company great and irreparable injury and damage. Accordingly, in the event that the Executive breaches or threatens to breach any provisions of this Section 5, then in addition to any other rights which the Company or Parent Company may have, the Company or Parent Company shall be entitled, without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond or other security with respect thereto, to the remedies of injunction, specific performance and other equitable relief to redress any breach, and no proof of special damages shall be necessary for the enforcement of or for any action for breach of the Executive's obligations. In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Nothing contained in this Section 5 shall be construed as a waiver by the Company of any other rights, including, without limitation, rights to damages or profits.

f)

The Executive agrees that the period during which the covenants contained in this Section 5 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 5.

g)

The Company and the Executive agree that it was their intent to enter into a valid and enforceable agreement. The Executive and the Company hereby acknowledge the reasonableness of the restrictions set forth in this Section 5, including the reasonableness of the duration as to time and the scope of activity restrained.

h)

If the Executive's employment with the Company or Parent Company is terminated for any reason, the Executive agrees to advise the Company or Parent Company if applicable of the name of the new employer of the Executive during the Non-Competition period. The Executive further agrees that the Company or Parent Company may notify any person or entity employing the Executive or evidencing an intention of employing the Executive of the existence and provisions of this Agreement during that period.

6.	The Executive's Representations

The Executive represents to the Company that:

a)

the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound;

b)	upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable against him in accordance with its terms;
c)

except for agreements with third parties, restricting the use of such party's confidential information, as of the Start Date, the Executive is not and shall not be a party to any agreement with any person, restricting the Executive from providing future employment, consulting or other services to the Company or Parent Company;

d)	no prior or pending litigation, arbitration, investigation or other proceeding of any kind will prevent or hinder the Executive from performing the Executive’s duties under this Agreement; and
e)

the Executive has had an opportunity to consult with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.	Change in Control
a)	Definitions.

“Change in Control” means (i) any merger or consolidation of the Parent Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Parent Company immediately prior to such consolidation, merger or reorganization, own less than a controlling interest in the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions in which control of the Parent Company is acquired by a person or group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto; or (iii) a sale or other disposition of all or substantially all of the assets of the Parent Company; provided that in no event will a Change in Control include any of the following transactions: (A) any consolidation, merger or similar transaction effected exclusively to change the domicile of the Parent Company; (B) any transaction or series of transactions in which voting securities of the Parent Company are issued principally for bona fide financing purposes or any successor or indebtedness or equity securities of the Parent Company are cancelled or converted or a combination thereof, including, without limitation, an initial public offering or other offering of the Parent Company’s capital stock; or (C) any acquisition of such voting power by an individual or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Parent Company.

b)

Change in Control Severance Benefits. If there is a Change in Control, and within one (1) year of such Change in Control, the Executive's employment is terminated without Cause or the Executive resigns for Good Reason, the Company shall (i) pay within sixty (60) calendar days of the Termination Date the Accrued Obligations as a lump sum and, subject to the provisions of Section 19, a lump sum equal to (x) the Pro-Rated Annual Bonus; (y) twenty-four (24) months of the Executive’s Base Salary at the rate in effect on the Termination Date and (z) the Annual Bonus for twenty four (24) months based upon the Target Bonus and (ii) make provision for the Ongoing Benefits. If there is a Change in Control, and within one (1) year of such Change in Control, the Executive’s employment is terminated under the circumstances described in Sections 4 (c) , 4(d), 4(e) or 4(f), the Executive shall be entitled to the compensation and benefits for which the Executive is eligible under such Sections.

c)

Termination Preceding Change in Control. Notwithstanding the provisions of the above subsection 7(b), if the Executive's employment with the Company or the Parent Company is terminated by the Company or the Parent Company if applicable without Cause or for Good Reason within six (6) months preceding the occurrence of a Change in Control and such termination without Cause or for Good Reason occurred in anticipation of a Change in Control at the request of the acquirer, the Executive shall be entitled to the payments and benefits described in the first clause of Section 7(b).

8.	Clawback

The Executive agrees and acknowledges that any and all compensation the Executive receives pursuant to this Agreement shall be subject to clawback by the Company in the event of a financial restatement by the Company or the Parent Company or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company or the Parent Company and is generally applicable to senior executives of the Company or Parent Company.

9.	Taxes

The Company shall be entitled to withhold from any payment or benefit provided under this Agreement an amount sufficient to satisfy all federal, provincial and local income and employment tax withholding requirements as required by applicable law.

10.	Notices

Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, or by email, to the recipient at the address below indicated:

Notices to the Executive:

Notices to Company:

Gatos Silver Canada Corp.

910 - 925 West Georgia Street Vancouver, BC V6C 3L2

Attention: General Counsel

Email: sbodley@gatossilver.com and legalnotices@gatossilver.com or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	Complete Agreement

This Agreement contains the entire agreement of the Parties hereto with respect to the terms and conditions of the Executive's employment with the Company and activities following termination. This Agreement supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to the terms and conditions of the Executive's employment with the Company and activities following termination. This Agreement may not be changed or modified except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company.

13.	Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.	Successors and Assigns

This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, personal representatives, executors and administrators, successors and assigns, except that the Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15.	Choice of Law

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the law of British Columbia, Canada without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the law of British Columbia.

16.	Dispute Resolution

Subject to Section 5(e), the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If the matter cannot be resolved within thirty (30) calendar days of a Party’s request for negotiation, a Party may commence an action with the BC Supreme Court or such other court having jurisdiction over the matter.

17.	Amendment and Waiver

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.	Survival

In the event of the Executive's termination of, or resignation from, employment, Sections 4, 5, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19 and 20 shall survive and continue in full force to the extent necessary to enforce their terms.

19.	Release

Any and all amounts payable and benefits or additional rights provided pursuant to Sections 3, 4 and 7, other than (i) compensation accrued but unpaid as of the effective date of the Executive's termination; (ii) accrued but unused vacation in accordance with Company policy; (iii) all business expenses that were incurred but not reimbursed; and (iv) statutory severance pay shall only be payable if the Executive executes and delivers to the Company, within 60 days after termination of employment, in the Company's standard form, a general release of all claims arising at common law of the Executive up to the date of such release.

20.	Parent Company Guarantee

The Parent Company absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by the Parent Company, plus all costs, expenses and fees (including the reasonable fees and expenses of the Executive's counsel) in any way relating to the enforcement or protection of the Executive’s rights hereunder (collectively, the “Obligations”). The Parent Company agrees that the Obligations are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and the Parent Company hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of any change, restructuring or termination of the corporate structure, ownership or existence of the Parent Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting restructuring, release or discharge of any Obligations or the failure of the Executive to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement or otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GATOS SILVER CANADA CORP.	GATOS SILVER, INC, as Guarantor

/s/ Andre Van Niekerk	/s/ Janice Stairs
Name: Andre Van Niekerk	Name: Janice Stairs
Title: Chief Financial Officer	Title: Board Chair

EXECUTIVE

/s/ Dale Andres
Name: Dale Andres